UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as Specified in its Charter)

HERBERT KURZ
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Contacts:
Joe Mills / Tom Ball
Morrow & Co., LLC
(203) 658-9400

Herb Kurz comments “My nominees’ commitment to Maximize the Value of Presidential Life shares is the right thing to do”

Piermont N.Y., Jan. 11 -- Herbert Kurz made the following comments about the report recently issued by RiskMetrics Group:

“It is surprising that RiskMetrics gave almost no consideration to our recently announced plan to explore strategic alternatives in order to maximize the value of Presidential Life’s (NASDAQ:PLFE) shares. My independent nominees and I believe that our plan, which is a product of discussions with numerous shareholders in the course of my consent solicitation, is exactly what the Company needs and what the shareholders want. It is the right thing to do given the structural hurdles the Company faces in terms of scale, as well as the difficulties the Company’s stock faces in terms of thin trading conditions”.

Mr. Kurz continued, “It is evident to me that the incumbent Board is committed to the status quo of its 3-year plan -- which, after 14 months, I believe has shown no signs of success -- and to Mr. Barnes’ leadership for the indefinite future. I believe shareholders are now presented with two very different choices: more of the same with the incumbent Board and Mr. Barnes, or a new, independent Board prepared to explore alternatives to maximize shareholder value. Under the status quo approach, I expect that the Company will continue to struggle operationally as the current leadership pursues its risky and capital straining diversification push into new and highly competitive lines of business. Conversely, under our flexible approach we would refocus on fixed annuities, cut costs, and preserve capital, while at the same time exploring a range of options for maximizing value and enhancing liquidity for all shareholders. Shareholders looking to break from the status quo should vote the WHITE consent card today. Finally, I am confident that given the intimate familiarity that I and several of my nominees have with the Company and its personnel, a transition to the new Board I am proposing would be virtually seamless and cause very little, if any, disruption to operations”.